Exhibit 99.1

NewMarket Corporation Announces Pricing of its

$150 million 7 1/8% Senior Notes due 2016

Richmond, Va., December 7, 2006 — NewMarket Corporation (NYSE:NEU) announced today that it has priced a new offering of $150 million in aggregate principal amount of 7 1/8% Senior Notes due 2016.

The new notes will be offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, under the Securities Act of 1933, as amended. The new notes are general senior unsecured obligations of NewMarket, will pay interest semi-annually and will be guaranteed on a senior unsecured basis by all of NewMarket’s wholly-owned domestic subsidiaries.

NewMarket intends to use the net proceeds from the proposed offering, together with cash on hand, to fund the purchase of any and all of its 8 7/8% senior notes due 2010 in an outstanding aggregate principal amount of $150 million that are validly tendered and accepted for purchase in the company’s previously announced tender offer and consent solicitation commenced on November 21, 2006, and to pay related fees and expenses. To the extent that all existing notes are not tendered in the tender offer and consent solicitation, NewMarket intends to use any remaining net proceeds from the proposed offering of the new notes, together with cash on hand, to repay the existing notes at maturity or, at NewMarket’s discretion, to repurchase the existing notes, including through open market purchases, or to redeem or defease the existing notes under the terms of the indenture governing the existing notes or for general corporate purposes.

The proposed offering is scheduled to close on December 12, 2006. The closing of the offering is conditioned upon the receipt of consents from the holders of at least a majority of NewMarket’s existing 8 7/8% senior notes due 2010, as well as customary closing conditions.

The new notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the new notes nor an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the existing notes. Offers for the new notes are made only by means of the Confidential Offering Circular, dated December 7, 2006. The tender offer and consent solicitation are made only by means of the Offer to Purchase and Consent Solicitation Statement, dated November 21, 2006, and the related Letter of Transmittal and Consent.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Safe Harbor Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2005 Annual Report on Form 10-K and in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which are available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

  David A. Fiorenza

  Investor Relations

  Phone: 804.788.5555

  Fax: 804.788.5688

  Email: investorrelations@newmarket.com